Exhibit 23.2

National Presto Industries, Inc.

Eau Claire, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-220280) of National Presto Industries, Inc. of our report dated March 16, 2021, relating to the consolidated financial statements and schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Milwaukee, Wisconsin

March 11, 2022